Exhibit 99.1

Contact:	Wallace R. Cooney	For Immediate Release
	(703) 345-6470	November 4, 2020

GRAHAM HOLDINGS COMPANY REPORTS
THIRD QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $77.6 million ($15.22 per share) for the third quarter of 2020, compared to $43.1 million ($8.05 per share) for the third quarter of 2019.
The novel coronavirus (COVID-19) pandemic and measures taken to prevent its spread, such as travel restrictions, shelter in place orders and mandatory closures, significantly impacted the Company’s results for the first nine months of 2020, largely from reduced demand for the Company’s products and services. This significant adverse impact is expected to continue for the remainder of 2020 and into 2021. The Company’s management has taken a variety of measures to reduce costs and capital expenditures. The Company cannot predict the severity or duration of the pandemic, the extent to which demand for the Company’s products and services will be adversely affected or the degree to which financial and operating results will be negatively impacted.
The results for the third quarter of 2020 and 2019 were also affected by a number of items as described in the following paragraphs. Including these items, income before income taxes was $108.1 million for the third quarter of 2020, compared to $58.2 million for the third quarter of 2019. Excluding these items, income before income taxes was $61.8 million for the third quarter of 2020, compared to $55.7 million for the third quarter of 2019. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income before income taxes for the third quarter of 2020:
•$1.9 million in long-lived asset impairment charges at the education division;
•$1.9 million in restructuring charges at education division;
•$2.8 million in accelerated depreciation at other businesses;
•a $1.2 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$7.0 million in expenses related to a non-operating Separation Incentive Program at the education division;
•$59.4 million in net gains on marketable equity securities;
•a non-operating gain of $1.6 million from the write-up of a cost method investment; and
•$2.3 million in non-operating foreign currency losses.
Items included in the Company’s income before income taxes for the third quarter of 2019:
•a $20.4 million provision recorded at Kaplan International related to a Value Added Tax (VAT) receivable at UK Pathways;
•a $1.1 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$17.4 million in net gains on marketable equity securities;
•non-operating gain of $3.7 million from write-ups of cost method investments; and
•$0.7 million in non-operating foreign currency gains.
Revenue for the third quarter of 2020 was $717.0 million, down 3% from $738.8 million in the third quarter of 2019, largely due to the impact of COVID-19. Revenues declined at education and manufacturing, partially offset by increases at television broadcasting, healthcare and other businesses. The Company reported operating income of
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$40.2 million for the third quarter of 2020, compared to $16.3 million for the third quarter of 2019. The operating income increase is driven by higher earnings in education, television broadcasting and healthcare, partially offset by declines in manufacturing and other businesses.
For the first nine months of 2020, the Company reported net income attributable to common shares of $63.2 million ($12.11 per share) compared to $182.0 million ($33.96 per share) for the first nine months of 2019. The results for the first nine months of 2020 and 2019 were affected by a number of items as described in the following paragraphs. Including these items, income before income taxes was $89.5 million for the first nine months of 2020, compared to $241.4 million for the first nine months of 2019. Excluding these items, income before income taxes was $140.9 million for the first nine months of 2020, compared to $169.7 million for the first nine months of 2019. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income before income taxes for the nine months of 2020:
•$27.6 million in goodwill and other long-lived asset impairment charges;
•$12.1 million in restructuring charges at the education division;
•$5.7 million in accelerated depreciation at other businesses;
•a $2.5 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$11.6 million in expenses related to non-operating Separation Incentive Programs at the education division and other businesses;
•$1.1 million in net losses on marketable equity securities;
•non-operating gain, net, of $3.3 million from write-ups, sales and impairments of cost and equity method investments; and
•$0.9 million in non-operating foreign currency gains.
Items included in the Company’s income before income taxes for the nine months of 2019:
•a $17.1 million provision recorded at Kaplan International related to a VAT receivable at UK Pathways;
•a $10.7 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$6.6 million in expenses related to a non-operating Separation Incentive Program at the education division;
•$49.3 million in net gains on marketable equity securities;
•$29.0 million gain from the sale of Gimlet Media;
•non-operating gain of $5.1 million from the write-ups of cost method investments; and
•$1.3 million in non-operating foreign currency gains.
Revenue for the first nine months of 2020 was $2,102.1 million, down 3% from $2,168.6 million in the first nine months of 2019, largely due to the impact of COVID-19. Revenues declined at education and manufacturing, partially offset by increases at television broadcasting, healthcare and other businesses. The Company reported operating income of $54.2 million for the first nine months of 2020, compared to $114.2 million for the first nine months of 2019. Operating results declined in education, television broadcasting, manufacturing, and other businesses, partially offset by an improvement at healthcare.
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Division Results
Education
The COVID-19 pandemic adversely impacted Kaplan’s operating results in the third quarter and first nine months of 2020. The impact began in February and continued through the third quarter of 2020.
Kaplan serves a significant number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a negative impact on the ability of international students to travel and attend Kaplan’s programs, particularly Kaplan International’s Language programs. In addition, most licensing bodies and administrators of standardized exams postponed or canceled scheduled examinations due to COVID-19, resulting in a significant number of students deciding to defer their studies. In these instances, Kaplan extended the life of its courses to be responsive to the changes in study needs of its students. These program modifications resulted in longer revenue recognition periods, affecting the timing of revenue recognition at Kaplan’s Test Preparation and Professional education divisions. Overall, this is expected to continue to adversely impact Kaplan's revenues and operating results through the remainder of 2020 and into 2021, particularly at Kaplan International Languages. KHE did not experience any significant disruption in its service delivery and Purdue Global has experienced an increase in program demand in the first nine months of 2020.
To help mitigate the negative revenue impact arising from the COVID-19 disruption, and to re-align its program offerings to better pursue opportunities arising from the disruption, Kaplan management developed and implemented a number of initiatives across its businesses, including: employee salary and work-hour reductions; temporary furlough and other employee reductions; reduced discretionary spending; facility restructuring; and reduced capital expenditures. Importantly, Kaplan also accelerated development and promotion of various online programs and solutions, rapidly transitioned most of its classroom-based programs online and addressed the individual needs of its students and partners, substantially reducing the disruption from COVID-19.
The facility restructuring plan undertaken by Kaplan was developed to align classroom and office space at International Languages and Higher Education with future business requirements, and was premised on the decision at Kaplan Test Prep and Kaplan Professional (U.S.) to substantially reduce location-based in person course offerings in step with shifting consumer preferences for online programs. In the first nine months of 2020, Kaplan recorded $12.5 million in lease restructuring costs and in the third quarter and first nine months of 2020, Kaplan recorded $1.9 million and $3.1 million in severance restructuring costs, respectively. The lease restructuring costs included $3.4 million in accelerated depreciation expense in the first nine months of 2020. Kaplan also recorded $1.9 million and $11.9 million in lease impairment charges in connection with these restructuring plans in the third quarter and first nine months of 2020, respectively. These impairment charges included $0.2 million and $2.2 million in property, plant and equipment write-downs in the third quarter and first nine months of 2020, respectively. In the second and third quarters of 2020, the Company approved Separation Incentive Programs that reduced the number of employees at all of Kaplan’s divisions, resulting in $7.8 million and $12.8 million in non-operating pension expense in the third quarter and first nine months of 2020, respectively. Additional restructuring and cost reduction plans are under development at Kaplan and are expected to be implemented in the fourth quarter of 2020.
In June 2020, Kaplan announced a plan to combine its three primary divisions based in the United States (Kaplan Test Prep, Kaplan Professional, and Kaplan Higher Education) into one business known as Kaplan North America (KNA). The plan for this combination is in the process of being implemented and is designed to create and reinforce Kaplan’s competitiveness in each market and new markets into which Kaplan extends.
Education division revenue totaled $302.5 million for the third quarter of 2020, down 15% from $357.3 million for the same period of 2019. Kaplan reported operating income of $3.3 million for the third quarter of 2020, compared to an operating loss of $7.2 million for the third quarter of 2019.
For the first nine months of 2020, education division revenue totaled $992.0 million, down 10% from revenue of $1,097.5 million for the same period of 2019. Kaplan reported operating income of $20.3 million for the first nine months of 2020, a 55% decline from $44.7 million for the first nine months of 2019.
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A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Nine Months Ended
	September 30			September 30
(in thousands)	2020	2019	% Change	2020	2019	% Change
Revenue
Kaplan international	$123,768	$178,169	(31)	$488,096	$552,505	(12)
Higher education	83,841	78,712	7	243,831	237,780	3
Test preparation	59,737	64,710	(8)	153,687	191,533	(20)
Professional (U.S.)	32,831	33,820	(3)	99,954	110,181	(9)
Kaplan corporate and other	3,194	2,450	30	9,438	7,121	33
Intersegment elimination	(904)	(542)	—	(2,986)	(1,584)	—
	$302,467	$357,319	(15)	$992,020	$1,097,536	(10)
Operating Income (Loss)
Kaplan international	$(13,759)	$(14,226)	3	$21,256	$35,596	(40)
Higher education	6,853	5,177	32	21,883	9,813	123
Test preparation	13,348	4,959	—	(376)	8,794	—
Professional (U.S.)	5,721	4,939	16	13,225	20,943	(37)
Kaplan corporate and other	(2,579)	(4,067)	37	(10,971)	(18,824)	42
Amortization of intangible assets	(4,335)	(3,944)	(10)	(12,807)	(10,888)	(18)
Impairment of long-lived assets	(1,916)	—	—	(11,936)	(693)	—
Intersegment elimination	—	1	—	5	(2)	—
	$3,333	$(7,161)	—	$20,279	$44,739	(55)
Kaplan International includes English-language programs, and postsecondary education and professional training businesses largely outside the United States. In July 2019, Kaplan acquired Heverald, the owner of ESL Education, Europe’s largest language-travel agency and Alpadia, a chain of German and French language schools and junior summer camps. Kaplan International revenue decreased 31% and 12% for the third quarter and first nine months of 2020, respectively. On a constant currency basis, revenue decreased 32% and 10% for the third quarter and first nine months of 2020, respectively. The revenue decreases were due to significant declines at Languages, along with declines at U.S. and Australia Pathways, UK Professional and Singapore, partially offset by growth at UK Pathways and Australia. Kaplan International reported an operating loss of $13.8 million in the third quarter of 2020, compared to $14.2 million in the third quarter of 2019. Operating income decreased to $21.3 million in the first nine months of 2020, compared to $35.6 million in the first nine months of 2019. The decline in operating results in the first nine months of 2020 is due primarily to significant losses at Languages, along with declines at U.S. and Australia Pathways, and UK Professional, partially offset by the $17.1 million VAT provision recorded at UK Pathways in the third quarter of 2019, and improved results at UK Pathways and Australia. In particular, Kaplan International Languages 2020 operating results were negatively impacted by COVID-19 travel restrictions, along with U.S. and Australia Pathways. UK Professional results were negatively impacted by postponements of standardized exam dates. In addition, Kaplan International recorded $3.9 million of lease restructuring costs and $2.2 million of severance restructuring costs at Languages in the first nine months of 2020; the lease restructuring costs included $1.5 million in accelerated depreciation expense. Due to travel restrictions imposed as a result of COVID-19, management expects significant continued challenges in Languages’ operating environment for the remainder of 2020 and into 2021. In June 2020, UK Visas and Immigration announced that a mixed mode of online and face to face teaching would be permitted to continue for the duration of the entire academic year from July 1, 2020 to June 30, 2021; this will provide flexibility and confidence for students enrolling in UK Pathways programs.
In 2017, HMRC raised assessments against Kaplan UK Pathways for VAT relating to 2014 to 2017, which were paid by Kaplan. Kaplan challenged these assessments and the Company believes it has met all requirements under UK VAT law and is entitled to recover the amounts from assessments and subsequent payments. Due to developments in the case, in the third quarter of 2019, the Company recorded a full provision against a receivable to expense, of which £14.1 million ($17.1 million) related to years 2014 to 2018. The Company recorded additional annual VAT expense at the UK Pathways business of approximately $6.0 million related to this matter for 2019 and will record an estimated $8.0 million for 2020. If the Company ultimately prevails in this case, the provision will be reversed and a pre-tax credit will be recorded in the Company’s Consolidated Statement of Operations. The result of the case is expected to be finalized by the end of 2020.
The Higher Education division primarily includes the results of Kaplan as a service provider to higher education institutions. In the third quarter and first nine months of 2020, Higher Education revenue was up 7% and 3%, respectively, due to an increase in the Purdue University Global fee recorded and revenue from new university agreements. For the first nine months of 2020, the Company recorded a portion of the fee with Purdue Global based on an assessment of its collectability under the TOSA. Purdue Global experienced increased enrollments and higher retention rates for the first nine months of 2020, which resulted in improved Higher Education results for the third quarter and first nine months of 2020. The Company will continue to assess the collectability of the fee with
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Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future. For the first nine months of 2020, Kaplan Higher Education recorded $3.5 million in lease restructuring costs, of which $0.1 million was accelerated depreciation expense.
Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue decreased 8% and 20% for the third quarter and first nine months of 2020, respectively, due to reduced demand for KTP’s retail comprehensive test preparation programs and product-life extensions related to the postponement of various standardized test dates due to the COVID-19 pandemic. Overall, product-life extensions have resulted in lower revenue being recognized in the first nine months of 2020; however, substantially all of this will be recognized over the remainder of 2020. KTP operating results increased in the third quarter of 2020 due to savings from cost reduction and related restructuring plans implemented in 2020, and additional revenue recognized in the third quarter of 2020 due to product-life extensions made earlier in the year, offset by $0.9 million in severance restructuring costs. Operating results decreased in the first nine months of 2020 due to revenue declines and $4.5 million of lease restructuring costs ($1.8 million of which was accelerated depreciation expense) and $0.9 million in severance restructuring costs.
Kaplan Professional (U.S.) includes the domestic professional and other continuing education businesses. Kaplan Professional (U.S.) revenue in the third quarter and first nine months of 2020 declined 3% and 9%, respectively, due to declines in CFA, securities and accountancy programs, partly due to the postponement of certification exams, offset in part by growth in real estate, architecture and engineering programs. Kaplan Professional (U.S.) operating results increased in the third quarter of 2020 due to savings from cost reduction and related restructuring plans implemented in 2020, and additional revenue recognized in the third quarter of 2020 due to the postponement of certification exams earlier in the year. Operating results decreased in the first nine months of 2020, primarily due to the revenue declines and $0.6 million in lease restructuring costs.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Overall, Kaplan corporate and other expenses declined in the first nine months of 2020 due to lower compensation costs.
In the third quarter of 2020, the Company approved a SIP that reduced the number of employees at Higher Education, KTP, Kaplan Professional (U.S.) and Kaplan corporate, resulting in $7.8 million in non-operating pension expense. In the second quarter of 2020, the Company approved a SIP that reduced the number of employees at Kaplan International, Higher Education, Kaplan Professional (U.S.) and Kaplan corporate, resulting in $5.0 million in non-operating pension expense. In the second quarter of 2019, the Company approved a SIP that reduced the number of employees at KTP and Higher Education, resulting in $6.6 million in non-operating pension expense.
Television Broadcasting
Revenue at the television broadcasting division increased 16% to $133.8 million in the third quarter of 2020, from $115.2 million in the same period of 2019. The revenue increase is due to a $24.8 million increase in political advertising revenue and $3.1 million increase in retransmission revenues, partially offset by reduced local and national advertising demand related to the COVID-19 pandemic. In the third quarter of 2020 and 2019, the television broadcasting division recorded $1.2 million and $1.1 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the third quarter of 2020 increased 43% to $52.7 million, from $36.8 million in the same period of 2019, due to revenue increases, partially offset by higher network fees. While revenues and operating results continued to be adversely impacted by the COVID-19 pandemic in the third quarter of 2020, local and national advertising revenues have improved steadily throughout the second and third quarters of 2020.
Revenue at the television broadcasting division increased 3% to $350.0 million in the first nine months of 2020, from $340.0 million in the same period of 2019. The revenue increase is due a $38.2 million increase in political advertising revenue and a $7.2 million increase in retransmission revenue, partially offset by reduced local and national advertising demand related to the COVID-19 pandemic. In the first nine months of 2020 and 2019, the television broadcasting division recorded $2.5 million and $10.7 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the first nine months of 2020 decreased 4% to $112.1 million, from $116.8 million in the same period of 2019, due to a reduction in property, plant and equipment gains and higher network fees, partially offset by increased revenues.
The postponement of the 2020 summer Olympics, the reduction and uncertainty surrounding broadcast sporting events, and overall reduced advertising demand related to the COVID-19 pandemic has negatively impacted advertising revenue and the operating results at the television broadcasting division for the first nine months of 2020 and is expected to adversely impact results for the remainder of 2020 and into 2021. In 2020, significant political revenues have substantially offset these adverse trends.
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Manufacturing
Manufacturing includes four businesses: Hoover, a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton, a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues declined 4% and 11% in the third quarter and first nine months of 2020, respectively. The revenue declines are due primarily to a significant reduction in product demand at Dekko, particularly in the commercial office electrical products, hospitality, transportation and industrial sectors. In the third quarter of 2020, Hoover revenues increased due to higher wood prices, partially offset by lower product demand; while Hoover revenues declined in the first nine months of 2020 due to lower product demand, partially offset by higher wood prices. Manufacturing operating results declined in the third quarter and first nine months of 2020, due to a significant decline in Dekko results from lower revenues, partially offset by improved results at Hoover from significant gains on inventory sales and reduced operating costs.
Starting in the second half of March 2020, certain of Dekko, Joyce/Dayton and Hoover’s manufacturing plants began operating at reduced levels due to lower product demand and other jurisdictional factors related to the COVID-19 pandemic. The manufacturing businesses are tightly managing expenses and continuing with cost reduction plans to mitigate the impact of lower product demand. Overall, this is expected to continue to adversely impact manufacturing revenues and operating results for the remainder of 2020 and into 2021, particularly at Dekko. Also, wood prices declined starting in October 2020, which is expected to result in significant losses on inventory sales at Hoover in the fourth quarter of 2020, offsetting significant gains on inventory sales at Hoover in the first nine months of 2020.
Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in three states. In December 2019, GHG acquired a 75% interest in CSI Pharmacy Holding Company, LLC (CSI), a Wake Village, TX-based company, which coordinates the prescriptions and nursing care for patients receiving in-home infusion treatments. Healthcare revenues increased 26% and 23% for the third quarter and first nine months of 2020, due to the CSI acquisition, offset by revenue declines from home health services due to lower patient volumes.
In the second quarter of 2020, GHG received $7.4 million from the Federal CARES Act Provider Relief Fund. GHG did not apply for these funds; they were disbursed to GHG as a Medicare provider under the CARES Act. Under the Department of Health and Human Services guidelines, these funds may be used to offset revenue reductions and expenses incurred in connection with the COVID-19 pandemic. Of this amount, GHG recorded $5.5 million and $0.2 million in revenue in the second and third quarters of 2020, respectively, to partially offset the impact of revenue reductions due to the COVID-19 pandemic from the curtailment of elective procedures by health systems and other factors. GHG recorded $1.7 million in the second quarter of 2020 as a credit to operating costs to partially offset the impact of costs incurred to procure personal protective equipment for GHG employees and other COVID-19 related costs. The improvement in GHG operating results in the third quarter and first nine months of 2020 is due to improved results from home health and hospice services and operating income from the CSI acquisition.
Other Businesses
Automotive
On January 31, 2019, the Company acquired two automotive dealerships, Lexus of Rockville and Honda of Tysons Corner, from Sonic Automotive. As part of the transaction, the Company entered into an agreement with Christopher J. Ourisman, a member of the Ourisman Automotive Group family of dealerships, to operate and manage the dealerships. In the fourth quarter of 2019, the Company and Mr. Ourisman commenced operations at a new Jeep automotive dealership, which began generating sales in January 2020 as Ourisman Jeep of Bethesda. Mr. Ourisman and his team of industry professionals operate and manage the dealerships; Graham Holdings Company holds a 90% stake in all three dealerships. As a result of the COVID-19 pandemic and the related recessionary conditions, the Company’s automotive dealerships experienced reduced demand for sales and service beginning in March 2020. Given the uncertain and challenging operating environment for automotive dealerships, the Company completed a goodwill and other long-lived assets impairment review of its automotive dealerships in the first quarter of 2020, resulting in a $6.7 million intangible assets impairment charge.
Revenues for the first nine months of 2020 increased due to the new Jeep dealership and one less month of ownership in 2019, partially offset by reduced demand for sales and service in the first half of 2020 as a result of the pandemic. Operating results for the first nine months of 2020 declined from the prior year due to losses in the first half of 2020 related to the pandemic, in addition to the $6.7 million impairment charge recorded in the first quarter of
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2020. Revenues increased in the third quarter of 2020 due to the new Jeep dealership and overall sales growth at the other dealerships; operating earnings also increased in the third quarter of 2020.
Clydes Restaurant Group (CRG)
On July 31, 2019, the Company acquired Clyde’s Restaurant Group (CRG). CRG owns and operates twelve restaurants and entertainment venues in the Washington, DC metropolitan area, including Old Ebbitt Grill and The Hamilton, two of the top twenty highest grossing independent restaurants in the United States. As a result of the COVID-19 pandemic, CRG temporarily closed all of its restaurants and venues in the second half of March 2020, pursuant to government orders, maintaining limited operations for delivery and pickup. At the time, CRG had temporarily laid off many of its employees due to the uncertainty as to the timing, safety and other details regarding reopening. Given the uncertain and challenging operating environment for the restaurant industry, the Company completed a goodwill and other long-lived assets impairment review of CRG in the first quarter of 2020, resulting in a $9.7 million goodwill and intangible assets impairment charge.
In May 2020, CRG began limited outdoor dining services at most of its restaurants, and in June 2020, CRG began limited indoor dining services at most of its restaurants. While many of CRG’s laid-off employees were rehired, CRG is uncertain as to the timing and other details regarding a full reopening. In June 2020, CRG made the decision to close its restaurant and entertainment venue in Columbia, MD effective July 19, 2020, resulting in accelerated depreciation of property, plant and equipment totaling $2.8 million in the second quarter of 2020; an additional $2.8 million in accelerated depreciation was recorded in the third quarter of 2020. While CRG revenues have experienced a significant adverse impact as a result of the pandemic, such revenues have improved steadily during the second and third quarters of 2020. CRG incurred significant operating losses in the third quarter and first nine months of 2020 due to limited revenues and costs incurred to maintain its facilities, support its employees and to reopen the restaurants for limited outdoor and indoor services, in addition to the impairment and accelerated depreciation charges recorded in 2020. CRG continues to develop and implement initiatives to increase sales and reduce costs to mitigate the impact of COVID-19. The pandemic is expected to continue to adversely impact CRG revenues and operating results for the remainder of 2020 and into 2021.
Code3 and Decile
In July 2020, SocialCode announced it would be splitting into two separate companies. SocialCode’s agency business continues as a leading digital marketing agency, operating under the new name, Code3. Code3 is a performance marketing agency focused on driving performance for brands through three core elements of digital success: media, creative and commerce. The legacy business surrounding the Audience Intelligence Platform (AIP) continues as a separate software company, operating under the new name, Decile. Decile uses first party customer data to deliver business intelligence and customer insights to its customers. As a result of these changes, Code3 and Decile are now reported in other businesses.
On a combined basis, Code3 and Decile revenue declined in the third quarter and first nine months of 2020, due to reduced marketing spending by advertising clients as a result of the recessionary environment from the COVID-19 pandemic. In the second quarter of 2020, a $1.5 million lease impairment charge was recorded in connection with a restructuring plan that included other cost reduction initiatives to mitigate the adverse impact of COVID-19 on advertising demand, which is expected to continue for the remainder of 2020 and into 2021. These initiatives included the approval of a Separation Incentive Program (SIP) that reduced the number of employees, resulting in $1.0 million in non-operating pension expense in the second quarter of 2020. On a combined basis, Code3 and Decile reported operating losses for the third quarter and first nine months of 2020.
Megaphone
Megaphone is an investment stage business which provides podcast technology for publishers and advertisers through the Megaphone platform and Megaphone Targeted Marketplace (MTM). Megaphone’s revenues increased significantly in the first nine months of 2020, as both advertising and platform sales experienced rapid growth during the period. As an investment stage business, Megaphone reported operating losses in the third quarter and first nine months of 2020; however, such losses were down significantly from the prior year.
Framebridge
On May 15, 2020, the Company acquired Framebridge, Inc., a custom framing service company, headquartered in Washington, DC, with two retail locations in the DC metropolitan area and a manufacturing facility in Richmond, KY. In the third quarter of 2020, Framebridge opened a new retail location in Brooklyn, NY and two new retail locations in the Atlanta, GA area. The Company previously disclosed a minority investment interest in Framebridge. As an investment stage business, Framebridge reported operating losses in the third quarter and first nine months of 2020.
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Other
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and two investment stage businesses, Pinna and CyberVista. Foreign Policy, CyberVista and Pinna reported revenue increases in the first nine months of 2020. Losses from each of these four businesses in the first nine months of 2020 adversely affected operating results.
Overall, for the first nine months of 2020, operating revenues for other businesses increased due largely to the CRG, Framebridge and automotive dealership acquisitions and growth at Megaphone, partially offset by declines at Code3/Decile. Revenues from other businesses increased in the third quarter of 2020, due to the Framebridge acquisition, increases at the automotive dealerships, and growth at Megaphone, partially offset by declines in revenues at CRG and Code3/Decile. CRG incurred significant losses in the third quarter and first nine months of 2020 due to the challenging operating conditions that began in March 2020 and the goodwill and other long-lived asset impairment charges recorded in the first quarter of 2020.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions. Corporate office expenses declined in the first nine months of 2020 due primarily to lower compensation costs.
Equity in Earnings of Affiliates
At September 30, 2020, the Company held an approximate 12% interest in Intersection Holdings, LLC, a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in a number of home health and hospice joint ventures and several other affiliates. The Company recorded equity in earnings of affiliates of $4.1 million for the third quarter of 2020, compared to $4.7 million for the third quarter of 2019. The Company recorded equity in earnings of affiliates of $3.7 million for the first nine months of 2020, compared to $7.8 million for the first nine months of 2019. The Company recorded $3.6 million in write-downs in equity in earnings of affiliates related to two of its investments in the first quarter of 2020.
Net Interest Expense and Related Balances
On June 30, 2020, the Company repaid the £60 million borrowings due under the Kaplan Credit Agreement, financed by a £60 million drawdown on the Company’s $300 million revolving credit facility.
In connection with the auto dealership acquisition that closed on January 31, 2019, a subsidiary of the Company borrowed $30 million to finance a portion of the acquisition and entered into an interest rate swap to fix the interest rate on the debt at 4.7% per annum. The subsidiary is required to repay the loan over a 10-year period by making monthly installment payments. In connection with the CSI acquisition that closed in December 2019, a subsidiary of GHG borrowed $11.25 million to finance a portion of the acquisition. The debt bears interest at 4.35% per annum. The GHG subsidiary is required to repay the loan over a five-year period by making monthly installment payments.
The Company incurred net interest expense of $6.4 million and $19.3 million for the third quarter and first nine months of 2020, respectively; compared to $5.3 million and $17.8 million for the third quarter and first nine months of 2019, respectively.
At September 30, 2020, the Company had $515.4 million in borrowings outstanding at an average interest rate of 5.0% and cash, marketable equity securities and other investments of $817.5 million. At September 30, 2020, the Company had £60 million ($77.2 million) outstanding on its $300 million revolving credit facility, in connection with the refinancing of the debt repaid under the Kaplan Credit Agreement. In management’s opinion, the Company will have sufficient financial resources to meet its business requirements in the next twelve months, including working capital requirements, capital expenditures, interest payments and dividends.
Non-operating Pension and Postretirement Benefit Income, net
The Company recorded net non-operating pension and postretirement benefit income of $10.5 million and $41.0 million for the third quarter and first nine months of 2020, respectively; compared to $19.6 million and $51.7 million for the third quarter and first nine months of 2019, respectively.
In the third quarter of 2020, the Company recorded $7.8 million in expenses related to a non-operating Separation Incentive Program at the education division. In the second quarter of 2020, the Company recorded $6.0 million in expenses related to non-operating Separation Incentive Programs at the education division and other businesses. In the second quarter of 2019, the Company recorded $6.6 million in expenses related to a non-operating Separation Incentive Program at the education division.
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Gain (Loss) on Marketable Equity Securities, net
Overall, the Company recognized $59.4 million in net gains and $1.1 million in net losses on marketable equity securities in the third quarter and first nine months of 2020, respectively; compared to $17.4 million and $49.3 million in net gains on marketable equity securities in the third quarter and first nine months of 2019, respectively.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $0.2 million for the third quarter of 2020, compared to $5.6 million for the third quarter of 2019. The 2020 amounts included a $1.6 million fair value increase on a cost method investment and other items; partially offset by $2.3 million in foreign currency losses. The 2019 amounts included $3.7 million in fair value increases on cost method investments; $0.7 million in foreign currency gains and other items.
The Company recorded total other non-operating income, net, of $11.0 million for the first nine months of 2020, compared to $36.1 million for the first nine months of 2019. The 2020 amounts included a $4.2 million fair value increase on a cost method investment; a $3.7 million gain on acquiring a controlling interest in an equity affiliate; $1.4 million net gain on sales of equity affiliates; $0.9 million in foreign currency gains and other items; partially offset by $2.6 million in impairments on cost method investments. The 2019 amounts included a $29.0 million gain on the sale of the Company’s interest in Gimlet Media; $5.1 million in fair value increases on cost method investments; $1.3 million in foreign currency gains and other items.
Provision for Income Taxes
The Company’s effective tax rate for the first nine months of 2020 was 29.6%.
The Company’s effective tax rate for the first nine months of 2019 was 24.7%. In the first quarter of 2019, the Company recorded income tax benefits related to stock compensation of $1.7 million.
Earnings Per Share
The calculation of diluted earnings per share for the third quarter and first nine months of 2020 was based on 5,071,998 and 5,191,556 weighted average shares outstanding, compared to 5,328,855 and 5,327,865 for the third quarter and first nine months of 2019. At September 30, 2020, there were 5,006,473 shares outstanding. On September 10, 2020, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for 448,399 shares as of September 30, 2020.
Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2019 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30%
(in thousands, except per share amounts)	2020	2019	Change
Operating revenues	$716,982	$738,820	(3)
Operating expenses	642,191	693,257	(7)
Depreciation of property, plant and equipment	18,481	15,351	20
Amortization of intangible assets	14,150	13,572	4
Impairment of long-lived assets	1,916	372	—
Operating income	40,244	16,268	—
Equity in earnings of affiliates, net	4,092	4,683	(13)
Interest income	890	1,474	(40)
Interest expense	(7,247)	(6,776)	7
Non-operating pension and postretirement benefit income, net	10,489	19,556	(46)
Gain on marketable equity securities, net	59,364	17,404	—
Other income, net	222	5,556	(96)
Income before income taxes	108,054	58,165	86
Provision for income taxes	30,000	15,200	97
Net income	78,054	42,965	82
Net (income) loss attributable to noncontrolling interests	(439)	180	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$77,615	$43,145	80
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$15.25	$8.12	88
Basic average number of common shares outstanding	5,060	5,285
Diluted net income per common share	$15.22	$8.05	89
Diluted average number of common shares outstanding	5,072	5,329
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30%
(in thousands, except per share amounts)	2020	2019	Change
Operating revenues	$2,102,110	$2,168,621	(3)
Operating expenses	1,917,336	1,971,052	(3)
Depreciation of property, plant and equipment	58,098	42,758	36
Amortization of intangible assets	42,642	39,512	8
Impairment of goodwill and other long-lived assets	29,828	1,065	—
Operating income	54,206	114,234	(53)
Equity in earnings of affiliates, net	3,727	7,829	(52)
Interest income	2,995	4,753	(37)
Interest expense	(22,302)	(22,587)	(1)
Non-operating pension and postretirement benefit income, net	41,028	51,737	(21)
(Loss) gain on marketable equity securities, net	(1,139)	49,261	—
Other income, net	11,010	36,135	(70)
Income before income taxes	89,525	241,362	(63)
Provision for income taxes	26,500	59,500	(55)
Net income	63,025	181,862	(65)
Net loss attributable to noncontrolling interests	199	112	78
Net Income Attributable to Graham Holdings Company Common Stockholders	$63,224	$181,974	(65)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$12.15	$34.24	(65)
Basic average number of common shares outstanding	5,176	5,285
Diluted net income per common share	$12.11	$33.96	(64)
Diluted average number of common shares outstanding	5,192	5,328

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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30		%	September 30		%
(in thousands)	2020	2019	Change	2020	2019	Change
Operating Revenues
Education	$302,467	$357,319	(15)	$992,020	$1,097,536	(10)
Television broadcasting	133,828	115,161	16	350,038	340,012	3
Manufacturing	106,690	111,676	(4)	303,387	341,706	(11)
Healthcare	51,426	40,688	26	146,601	119,057	23
Other businesses	123,096	114,200	8	311,241	270,618	15
Corporate office	—	—	—	—	—	—
Intersegment elimination	(525)	(224)	—	(1,177)	(308)	—
	$716,982	$738,820	(3)	$2,102,110	$2,168,621	(3)
Operating Expenses
Education	$299,134	$364,480	(18)	$971,741	$1,052,797	(8)
Television broadcasting	81,083	78,348	3	237,890	223,165	7
Manufacturing	101,839	104,831	(3)	293,517	326,895	(10)
Healthcare	43,284	39,480	10	126,472	112,922	12
Other businesses	139,184	123,607	13	385,130	299,424	29
Corporate office	12,739	12,030	6	34,331	39,492	(13)
Intersegment elimination	(525)	(224)	—	(1,177)	(308)	—
	$676,738	$722,552	(6)	$2,047,904	$2,054,387	0
Operating Income (Loss)
Education	$3,333	$(7,161)	—	$20,279	$44,739	(55)
Television broadcasting	52,745	36,813	43	112,148	116,847	(4)
Manufacturing	4,851	6,845	(29)	9,870	14,811	(33)
Healthcare	8,142	1,208	—	20,129	6,135	—
Other businesses	(16,088)	(9,407)	(71)	(73,889)	(28,806)	—
Corporate office	(12,739)	(12,030)	(6)	(34,331)	(39,492)	13
	$40,244	$16,268	—	$54,206	$114,234	(53)
Depreciation
Education	$6,822	$6,258	9	$24,475	$18,596	32
Television broadcasting	3,399	3,307	3	10,188	9,839	4
Manufacturing	2,557	2,671	(4)	7,610	7,488	2
Healthcare	318	566	(44)	1,351	1,783	(24)
Other businesses	5,208	2,330	—	13,946	4,351	—
Corporate office	177	219	(19)	528	701	(25)
	$18,481	$15,351	20	$58,098	$42,758	36
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$6,251	$3,944	58	$24,743	$11,581	—
Television broadcasting	1,360	1,408	(3)	4,081	4,224	(3)
Manufacturing	6,987	6,522	7	21,112	19,580	8
Healthcare	823	1,914	(57)	3,440	4,722	(27)
Other businesses	645	156	—	19,094	470	—
Corporate office	—	—	—	—	—	—
	$16,066	$13,944	15	$72,470	$40,577	79
Pension Expense
Education	$2,350	$2,603	(10)	$7,527	$7,789	(3)
Television broadcasting	817	762	7	2,449	2,273	8
Manufacturing	318	20	—	1,107	60	—
Healthcare	136	123	11	407	369	10
Other businesses	410	434	(6)	1,276	1,235	3
Corporate office	1,426	1,200	19	4,278	3,600	19
	$5,457	$5,142	6	$17,044	$15,326	11
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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30		%	September 30		%
(in thousands)	2020	2019	Change	2020	2019	Change
Operating Revenues
Kaplan international	$123,768	$178,169	(31)	$488,096	$552,505	(12)
Higher education	83,841	78,712	7	243,831	237,780	3
Test preparation	59,737	64,710	(8)	153,687	191,533	(20)
Professional (U.S.)	32,831	33,820	(3)	99,954	110,181	(9)
Kaplan corporate and other	3,194	2,450	30	9,438	7,121	33
Intersegment elimination	(904)	(542)	—	(2,986)	(1,584)	—
	$302,467	$357,319	(15)	$992,020	$1,097,536	(10)
Operating Expenses
Kaplan international	$137,527	$192,395	(29)	$466,840	$516,909	(10)
Higher education	76,988	73,535	5	221,948	227,967	(3)
Test preparation	46,389	59,751	(22)	154,063	182,739	(16)
Professional (U.S.)	27,110	28,881	(6)	86,729	89,238	(3)
Kaplan corporate and other	5,773	6,517	(11)	20,409	25,945	(21)
Amortization of intangible assets	4,335	3,944	10	12,807	10,888	18
Impairment of long-lived assets	1,916	—	—	11,936	693	—
Intersegment elimination	(904)	(543)	—	(2,991)	(1,582)	—
	$299,134	$364,480	(18)	$971,741	$1,052,797	(8)
Operating Income (Loss)
Kaplan international	$(13,759)	$(14,226)	3	$21,256	$35,596	(40)
Higher education	6,853	5,177	32	21,883	9,813	123
Test preparation	13,348	4,959	—	(376)	8,794	—
Professional (U.S.)	5,721	4,939	16	13,225	20,943	(37)
Kaplan corporate and other	(2,579)	(4,067)	37	(10,971)	(18,824)	42
Amortization of intangible assets	(4,335)	(3,944)	(10)	(12,807)	(10,888)	(18)
Impairment of long-lived assets	(1,916)	—	—	(11,936)	(693)	—
Intersegment elimination	—	1	—	5	(2)	—
	$3,333	$(7,161)	—	$20,279	$44,739	(55)
Depreciation
Kaplan international	$4,585	$3,600	27	$14,782	$11,198	32
Higher education	682	840	(19)	2,237	2,066	8
Test preparation	335	774	(57)	3,768	2,358	60
Professional (U.S.)	1,119	978	14	3,397	2,802	21
Kaplan corporate and other	101	66	53	291	172	69
	$6,822	$6,258	9	$24,475	$18,596	32
Pension Expense
Kaplan international	$102	$114	(11)	$334	$341	(2)
Higher education	973	1,136	(14)	3,113	3,401	(8)
Test preparation	748	847	(12)	2,394	2,534	(6)
Professional (U.S.)	238	340	(30)	761	1,017	(25)
Kaplan corporate and other	289	166	74	925	496	86
	$2,350	$2,603	(10)	$7,527	$7,789	(3)
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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding Income before income taxes, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
▪the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;
▪the ability to identify trends in the Company’s underlying business; and
▪a better understanding of how management plans and measures the Company’s underlying business.
The Company has provided this non-GAAP information on a pre-income tax basis in order to facilitate a meaningful period-to-period comparison of income in light of the difference in applicable income tax rates for the third quarter and first nine months of 2020 and the third quarter and first nine months of 2019.
Income before income taxes, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis. The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended September 30		Nine Months Ended September 30
(in thousands)	2020	2019	2020	2019
Income before income taxes, as reported	$108,054	$58,165	$89,525	$241,362
Adjustments:
Provision related to a VAT receivable	—	20,412	—	17,132
Goodwill and other long-lived asset impairment charge	1,916	—	27,591	—
Restructuring charges at the education division	1,872	—	12,083	—
Accelerated depreciation at other businesses	2,847	—	5,694	—
Reduction to operating expenses in connection with the broadcast spectrum repacking	(1,175)	(1,129)	(2,540)	(10,748)
Charges related to non-operating Separation Incentive Program	6,981	—	11,564	6,607
Net (gains) losses on marketable equity securities	(59,364)	(17,404)	1,139	(49,261)
Gain on sale of Gimlet Media	—	—	—	(28,994)
Non-operating gains, net, from write-ups, sales and impairments of cost and equity method investments	(1,639)	(3,669)	(3,260)	(5,080)
Foreign currency loss (gain)	2,343	(661)	(877)	(1,284)
Income before income taxes, adjusted (non-GAAP)	$61,835	$55,714	$140,919	$169,734

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